Exhibit 10.1

LOUISVILLE/JEFFERSON COUNTY METRO GOVERNMENT, KENTUCKY

AND

LOUISVILLE GAS AND ELECTRIC COMPANY

A Kentucky Corporation

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LOAN AGREEMENT IN CONNECTION
WITH POLLUTION CONTROL FACILITIES

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Dated as February 1, 2005

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NOTICE:        The interest of the Louisville/Jefferson County Metro Government, Kentucky, in and to this Loan Agreement has been assigned to Deutsche Bank Trust Company Americas, as Trustee, under the Indenture of Trust dated as of February 1, 2005

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ARTICLE IX EVENTS OF DEFAULT AND REMEDIES

SECTION 9.1.	EVENTS OF DEFAULT DEFINED
SECTION 9.2.	REMEDIES ON DEFAULT
SECTION 9.3.	NO REMEDY EXCLUSIVE
SECTION 9.4.	AGREEMENT TO PAY REASONABLE ATTORNEYS’ FEES AND EXPENSES
SECTION 9.5.	WAIVER OF EVENTS OF DEFAULT

ARTICLE X PREPAYMENT OF LOAN

SECTION 10.1.	OPTIONS TO PREPAY LOAN
SECTION 10.2.	ADDITIONAL OPTION TO PREPAY LOAN
SECTION 10.3.	OBLIGATIONS TO PREPAY LOAN
SECTION 10.4.	NOTICE OF PREPAYMENT; REDEMPTION PROCEDURES
SECTION 10.5.	RELATIVE POSITION OF THIS ARTICLE AND INDENTURE
SECTION 10.6.	CONCURRENT DISCHARGE OF FIRST MORTGAGE BONDS

ARTICLE XI MISCELLANEOUS

SECTION 11.1.	TERM OF AGREEMENT
SECTION 11.2.	NOTICES
SECTION 11.3.	BINDING EFFECT; BOND COUNSEL OPINIONS
SECTION 11.4.	SEVERABILITY
SECTION 11.5.	AMOUNTS REMAINING IN BOND FUND, REBATE FUND AND PRIOR BOND FUND
SECTION 11.6.	AMENDMENTS, CHANGES AND MODIFICATIONS
SECTION 11.7.	EXECUTION IN COUNTERPARTS
SECTION 11.8.	APPLICABLE LAW
SECTION 11.9.	CAPTIONS
SECTION 11.10.	NO PECUNIARY LIABILITY OF ISSUER
SECTION 11.11.	PAYMENTS DUE ON OTHER THAN BUSINESS DAYS

EXHIBIT A - DESCRIPTION OF PROJECT

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LOAN AGREEMENT IN CONNECTION
WITH POLLUTION CONTROL FACILITIES

This LOAN AGREEMENT, dated as of February 1, 2005, by and between the LOUISVILLE/JEFFERSON COUNTY METRO GOVERNMENT, KENTUCKY, the governmental successor in interest by operation of law to the County of Jefferson, Kentucky, being a public body corporate and politic duly created and existing as a de jure political subdivision under the Constitution and laws of the Commonwealth of Kentucky, and LOUISVILLE GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of Kentucky;

W I T N E S S E T H:

WHEREAS, the Louisville/Jefferson County Metro Government, Kentucky (“Metro Government” or “Issuer”), is the governmental successor in interest by operation of law to the County of Jefferson, Kentucky and constitutes a public body corporate and politic duly created and existing as a de jure political subdivision under the Constitution and laws of the Commonwealth of Kentucky, and pursuant to the provisions of Chapter 67C and Sections 103.200 to 103.285, inclusive, of the Kentucky Revised Statutes (the “Act”), Issuer has the power to enter into the transactions contemplated by this Loan Agreement and to carry out its obligations hereunder; and

WHEREAS, Issuer came into legal existence on January 6, 2003 by operation of law and voter approval in accordance with laws now codified as Chapter 67C of the Kentucky Revised Statutes and replaced and superceded the prior governments of both the City of Louisville, Kentucky and the County of Jefferson, Kentucky (the “Predecessor County”) and pursuant to law has mandatorily assumed all existing contracts and obligations of the past City and Predecessor County and has been endowed with all powers of such prior City and Predecessor County; and

WHEREAS, the Metro Government, as successor to the Predecessor County, is authorized pursuant to the Act to issue negotiable bonds and lend the proceeds from the sale of such bonds to a utility company to finance and refinance the acquisition, construction, installation and equipping of air pollution control facilities, one of the categories of “pollution control facilities”, as defined by the Act (“Pollution Control Facilities”) for the abatement and control of air pollution and to refund bonds of the Predecessor County which were previously issued for such purposes; and

WHEREAS, Issuer is further authorized pursuant to the Act to enter into a loan agreement, which may include such provisions as Issuer shall deem appropriate to effect the securing of a financing or refinancing undertaken in respect of Pollution Control Facilities, including the pledge of direct securities of a utility company; and

WHEREAS, the Act further provides that title to Pollution Control Facilities shall not be acquired by Issuer in the case of a loan transaction; and

WHEREAS, Louisville Gas and Electric Company, a Kentucky corporation (“Company”), has heretofore, by the issuance of the Refunded 1995 Series A Bonds, hereinafter defined, financed and refinanced all or a portion of the costs of acquisition of certain air pollution control facilities to serve the Mill Creek and Cane Run Generating Stations of Company, which facilities constitute the Project, as hereinafter defined in ARTICLE I (the “Project”), which Project is located within the corporate boundaries of Issuer and consists of certain air pollution control facilities, together with facilities functionally related and subordinate to such facilities in furtherance of the regulations of the Natural Resources and Environmental Protection Cabinet of the Commonwealth of Kentucky and the Air Pollution Control District of Jefferson County, Kentucky, and which Project qualifies for financing within the meaning of the Act; and

WHEREAS, the Project has been completed and placed in operation and has contributed and does contribute to the control, containment, reduction and abatement of atmospheric pollution in the Commonwealth of Kentucky; and

WHEREAS, under date of April 18, 1995, the Issuer, at the request of the Company, issued its “County of Jefferson, Kentucky Pollution Control Revenue Bonds, 1995 Series A (Louisville Gas and Electric Company Project)”, dated April 15, 1995, of which $40,000,000 principal amount of such bonds remains outstanding and unpaid (the “Refunded 1995 Series A Bonds”), such Refunded 1995 Series A Bonds having been issued to currently refinance certain Predecessor County 1985 Series A Bonds issued in original principal amount of $65,000,000, of which $25,000,000 principal amount thereof has matured and has been paid and discharged (the “Original Bonds”) having been issued to finance a portion of the Cost of Construction of the Project, hereinafter described, and in connection with the issuance of the Refunded 1995 Series A Bonds, the right was reserved to Predecessor County, upon direction by Company, to redeem the Refunded 1995 Series A Bonds in advance of their maturity; and the Refunded 1995 Series A Bonds will be by their terms subject to redemption at the option of Issuer in whole or in part on any date after on and after April 15, 2005, at the price of 102% of the principal amount thereof and accrued interest to the date of redemption, as provided in the hereinafter defined 1995 Series A Indenture; and the immediate redemption and discharge of the Refunded 1995 Series A Bonds will result in benefits to the general public and the Company and should be carried out forthwith in the public interest by the issuance by the Issuer of the 2005 Series A Bonds, hereinafter defined, and the application of the proceeds of the 2005 Series A Bonds, together with funds to be provided by Company, for the refunding, payment and discharge of the Refunded 1995 Series A Bonds on or prior to the 90th day after the date of issuance of the 2005 Series A Bonds; and

WHEREAS, in respect of the Refunded 1995 Series A Bonds, the Predecessor County entered into a certain Indenture of Trust dated as of October 15, 1993 (the “1995 Series A Indenture”), with Liberty National Bank and Trust Company of Kentucky (now J.P. Morgan Trust Company, N.A.), as Trustee, Paying Agent and Bond Registrar (the “Prior Trustee”), and it is provided in Article VIII of the 1995 Series A Indenture that the Refunded 1995 Series A Bonds, or any of them, shall be deemed to have been paid within the meaning of such 1995 Series A Indenture when there shall have been irrevocably deposited with the Prior Trustee, either cash or Governmental Obligations, as defined in the 1995 Series A Indenture, maturing as to principal and interest in such amounts and at such times as will insure the availability of sufficient moneys to pay the principal and the applicable redemption premium, if any, on the Refunded 1995 Series A Bonds plus interest thereon to the date of payment and discharge thereof (whether at maturity or upon redemption or otherwise), plus sufficient moneys to pay all necessary and proper fees, compensation and expenses of the Prior Trustee, authenticating agent, bond registrar and any paying agent; together with irrevocable instructions to call and redeem the Refunded 1995 Series A Bonds; and

WHEREAS, pursuant to and in accordance with the provisions of the Act and an Ordinance duly adopted by the Metro Council of Issuer on March 10, 2005, and in furtherance of the purposes of the Act, Issuer proposes to issue, sell and deliver a series of its bonds in fully registered form which will be designated “Louisville/Jefferson County Metro Government, Kentucky, Pollution Control Revenue Bonds, 2005 Series A (Louisville Gas and Electric Company Project)” (the “2005 Series A Bonds”), the proceeds of which will be lent to Company to cause the outstanding principal amount of the Refunded 1995 Series A Bonds to be refunded, paid and discharged in full on or prior to the 90th day after the date of issuance of the 2005 Series A Bonds; and

WHEREAS, the 2005 Series A Bonds are to be issued under and pursuant to and are secured by an Indenture of Trust by and between Issuer and Deutsche Bank Trust Company Americas, as trustee thereunder, dated as of February 1, 2005 (the “Indenture”); and

WHEREAS, the Natural Resources and Environmental Protection Cabinet of Kentucky and the Air Pollution Control District of Jefferson County, Kentucky, having jurisdiction in the premises, as applicable, have both previously certified that the Project, as designed, is in furtherance of the purposes of abating and controlling atmospheric pollutants or contaminants; and

WHEREAS, Issuer proposes to lend to Company and Company desires to borrow from Issuer the proceeds from the sale of the 2005 Series A Bonds to cause the outstanding principal amount of the Refunded 1995 Series A Bonds to be refunded, paid and discharged on or prior to the 90th day after the date of issuance of the 2005 Series A Bonds;

NOW, THEREFORE FOR AND IN CONSIDERATION OF THE PREMISES AND THE MUTUAL COVENANTS AND AGREEMENTS HEREINAFTER CONTAINED, THE PARTIES HERETO AGREE EACH WITH THE OTHER, AS FOLLOWS:

ARTICLE I

DEFINITIONS

Section 1.1.            Use of Defined Terms.  In addition to the words and terms defined elsewhere in this Agreement or in the Indenture or by reference to another document, the words and terms set forth in Section 1.2 and Section 1.3 shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent.  Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

Section 1.2.            Incorporation of Certain Terms by Reference.  When and if used in this Agreement, the following terms shall have the meaning set forth in ARTICLE I of the Indenture:

“Act”
“Agreement”
“Bond Counsel”
“Bond Fund”
“Business Day”
“Code”
“Company”
“Company Representative”
“Cost of Construction”
“Excess Earnings”
“First Mortgage Bonds”
“First Mortgage Indenture”
“First Mortgage Trustee”
“Governmental Obligations”
“Indenture”
“Interest Payment Date”
“Issuer”
“Issuer Representative”
“Loan”
“Net Proceeds”
“Paying Agent”
“Permitted Investments”
“Plans and Specifications”
“Pollution Control Facilities”
“Project”
“Project Site”
“Purchase Fund”
“Rebate Fund”
“Redemption Date”
“Redemption Demand”
“Refunded 1995 Series A Bonds”
“Release Date”
“2005 Series A Bonds”
“1995 Series A Indenture”
“Supplemental Indenture”
“Tender Agent”
“Trustee”

Section 1.3.            Additional Definitions.  In addition to the terms whose definitions are incorporated by reference herein pursuant to Section 1.2, the following terms shall have the meanings set forth in this Section unless the use or context clearly indicates otherwise:

“Capitalization” means the total of all the following items appearing on, or included in, the balance sheet of the Company:

(1)           liabilities for indebtedness, including short-term debt, long-term debt and current maturities of long-term debt; and

(2)           common stock, preferred stock, capital surplus, premium on capital stock, capital in excess of par value and retained earnings (however the foregoing may be designated), less to the extent not otherwise deducted, the cost of shares of capital stock of the Company held in its treasury.

Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants regularly retained by the Company, and shall be determined as of the date that is the end of the most recent fiscal quarter prior to the happening of an event for which such determination is being made.

“Debt” shall mean any outstanding debt for money borrowed.

“Determination of Taxability” shall have the meaning ascribed to such term in Section 10.3 of this Agreement.

“Net Tangible Assets” means the amount shown as total assets on the balance sheet of the Company, less the following:

(1)           intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet; and

(2)           appropriate adjustments, if any, on account of minority interests.

Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants regularly retained by the Company, and shall be determined as of the date that is the end of the most recent fiscal quarter prior to the happening of an event for which such determination is being made.

“Operating Property” means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with generally accepted accounting principles.

 “Prior Bond Fund” means the “County of Jefferson, Kentucky, Pollution Control Revenue Bond Fund, 1995 Series A (Louisville Gas and Electric Company Project) “ created by the 1995 Series A Indenture.

“Prior Trustee” means Liberty National Bank and Trust Company of Kentucky (now known as J.P. Morgan Trust Company, National Association), acting as trustee in respect of the Refunded 1995 Series A Bonds.

In addition to the definitions herein, terms used in this agreement and not defined herein shall have the meanings ascribed to such terms in the Indenture.

The words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement.  Unless otherwise noted, all Section and Article references are to sections and articles in this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1.            Representations, Warranties and Covenants by Issuer.  Issuer represents, warrants and covenants that:

(a)           Issuer is a public body corporate and politic duly created and existing as a de jure political subdivision under the Constitution and laws of the Commonwealth of Kentucky and, pursuant to the Act, Issuer, the de jure governmental successor by operation of law to the Predecessor County, has the power and duty to issue the 2005 Series A Bonds, to enter into this Agreement and the Indenture and the transactions contemplated hereby and to carry out its obligations hereunder and thereunder.  Issuer is not in default under or in violation of the Constitution or any of the laws of the Commonwealth of Kentucky relevant to the issuance of the 2005 Series A Bonds or the consummation of the transactions contemplated hereby or in connection with such issuance, and has been duly authorized to issue the 2005 Series A Bonds and to execute and deliver this Agreement and the Indenture.  Issuer agrees that it will do or cause to be done in timely manner all things necessary to preserve and keep in full force and effect its existence, and to carry out the terms of this Agreement.

(b)           Issuer agrees to loan funds derived from the sale of the 2005 Series A Bonds to Company to provide for the refunding, payment and discharge of the outstanding principal amount of the Refunded 1995 Series A Bonds, to the end that air pollution be abated and controlled in the Commonwealth.

(c)           To accomplish the foregoing, Issuer agrees to issue $40,000,000 aggregate principal amount of its 2005 Series A Bonds following the execution of this Agreement on such terms and conditions as are set forth in the Indenture.  The proceeds from the sale of the 2005 Series A Bonds shall be applied exclusively and in whole to refund, pay and discharge the outstanding principal amount of the Refunded 1995 Series A Bonds on or prior to the 90th day after the date of issuance of the 2005 Series A Bonds.

(d)           Issuer will cooperate with Company and take all actions necessary for Company to comply with Section 2.2(n), (r) and (u) hereof and take other actions reasonably requested by Company in furtherance of this Agreement.

Section 2.2.            Representations, Warranties and Covenants by Company.  Company represents, warrants and covenants that:

(a)           Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Kentucky, (ii) is duly qualified, authorized and licensed to transact business in each jurisdiction wherein failure to qualify would have a material adverse effect on the conduct of its business and (iii) is not in violation of any provision of its Articles of Incorporation, its By-Laws or any laws of the Commonwealth of Kentucky relevant to the transactions contemplated hereby or in connection with the issuance of the 2005 Series A Bonds.

(b)           Company has full and complete legal power and authority to execute and deliver this Agreement, the Supplemental Indenture and the First Mortgage Bonds to be issued pursuant thereto, and has by proper corporate action duly authorized the execution and delivery of this Agreement, the Supplemental Indenture and the First Mortgage Bonds.

(c)           The Project currently refinanced by application of the proceeds of the Refunded 1995 Series A Bonds was designed and constructed to collect, contain, reduce and abate air pollution at the Project Site.  The Project was and is necessary for the public health and welfare, and has been designed for no material purpose except to control and abate atmospheric pollutants and contaminants at the Project Site.  The Project constitutes air pollution control facilities under Section 103(b)(4)(F) of the Internal Revenue Code of 1954, as amended, and the Act.

(d)           All of the proceeds of the 2005 Series A Bonds, exclusive of accrued interest, if any, shall be used on or prior to the 90th day after the date of issuance of the 2005 Series A Bonds exclusively and only to redeem, pay and discharge the principal of the Refunded 1995 Series A Bonds, which currently refunded the Original Bonds, not less than substantially all of the net proceeds of the Original Bonds (i.e., at least 90% of the net proceeds thereof, including investment income thereon) were used to finance the Cost of Construction of air pollution control facilities, together with facilities functionally related and subordinate to such facilities, and all of such air pollution control facilities consist either of land or of property of a character subject to the allowance for depreciation provided in Section 167 of the Code.

(e)           The Project, as designed, has been previously certified by the Department for Natural Resources and Environmental Protection of Kentucky (now the Natural Resources and Environmental Protection Cabinet of the Commonwealth of Kentucky) and the Air Pollution Control District of Jefferson County, Kentucky, the agencies exercising jurisdiction in the premises, to be in furtherance of the purpose of abating or controlling atmospheric pollutants or contaminants.

(f)            The Project is of the type authorized and permitted by the Act, and the Cost of Construction of the Project was not less than $40,000,000.

(g)           No event of default, and no event of the type described in clauses (a) through (e) of Section 9.1 hereof,  has occurred and is continuing and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an event of default or a default under any agreement or instrument to which the Company is a party or by which the Company is or may be bound or to which any of the property or assets of the Company is or may be subject which would impair in any material respect its ability to carry out its obligations under this Agreement, the Supplemental Indenture, the First Mortgage Bonds or the transactions contemplated hereby or thereby.  Neither the execution and delivery of this Agreement, the Supplemental Indenture, the First Mortgage Bonds, the consummation of the transactions contemplated hereby or by the Indenture, nor the fulfillment of or compliance with the terms and conditions hereof or thereof conflicts with or results in a breach of the terms, conditions or provisions of any corporate restriction or any agreement or instrument to which Company is now a party or by which it is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of Company under the terms of any instrument or agreement.

(h)           Company intends to continue to operate or cause the Project to be operated as air pollution control facilities and facilities functionally related and subordinate to such facilities until all of the 2005 Series A Bonds are paid and discharged.

(i)            No portion of the proceeds of 2005 Series A Bonds will be invested at a yield in excess of the yield on the 2005 Series A Bonds except (i) during any permitted temporary period provided by the Code, (ii) proceeds of a reasonably required reserve or replacement fund and (iii) as part of a minor portion of the proceeds of the 2005 Series A Bonds, not in excess of the lesser of 5% of the proceeds of the 2005 Series A Bonds or $100,000.  As used herein, “yield” shall have the meaning assigned to it for purposes of Section 148 of the Code and applicable tax regulations.

(j)            No portion of the proceeds from the sale of the 2005 Series A Bonds will be deposited to the account of any reasonably required reserve or replacement fund or used to pay (i) any costs of issuance of the 2005 Series A Bonds or (ii) any redemption premium or accrued interest on the Refunded 1995 Series A Bonds, but such proceeds will be applied and used solely and exclusively to refund, pay and discharge the outstanding principal amount of the Refunded 1995 Series A Bonds on or prior to the 90th day after the issuance of the 2005 Series A Bonds.

(k)           Company will provide any additional moneys, including investment proceeds of the 2005 Series A Bonds, required for the payment and discharge of the Refunded 1995 Series A Bonds, payment of redemption premium, if any, and accrued interest in respect thereto and payment of all underwriting discount and costs of issuance of the 2005 Series A Bonds.  Any investment proceeds of the 2005 Series A Bonds shall be used exclusively to pay interest or redemption premium due, if any, on the Refunded 1995 Series A Bonds on the Redemption Date.

(l)            Company will cause no investment of 2005 Series A Bond proceeds to be made and will make no other use of or omit to take any action with respect to the proceeds of the 2005 Series A Bonds or any funds reasonably expected to be used to pay the 2005 Series A Bonds which will cause the 2005 Series A Bonds or any of them to be arbitrage bonds within the meaning of Section 148 of the Code or would otherwise result in the loss or impairment of the exclusion of the interest on such 2005 Series A Bonds from gross income for federal income tax purposes.

(m)          The average maturity of the 2005 Series A Bonds does not exceed one hundred twenty percent (120%) of the average reasonably expected remaining economic life (as of the date of issuance of the 2005 Series A Bonds) of the Pollution Control Facilities refinanced by the proceeds of the 2005 Series A Bonds.

(n)           Company will provide all information requested by the Issuer necessary to evidence compliance with the requirements of the Code, including the information in United States Internal Revenue Service Form 8038 filed by Issuer with respect to the 2005 Series A

Bonds and the air pollution control facilities constituting the Project, and such information will be true and correct in all material respects.

(o)           Within the meaning of Section 149 of the Code, no portion of the payment of the principal or interest on the 2005 Series A Bonds or the Refunded 1995 Series A Bonds was or shall be guaranteed directly or indirectly by the United States or any agency or instrumentality thereof.

(p)           All of the proceeds of the Refunded 1995 Series A Bonds have been fully expended and the Project has been completed and placed in service.  All of the actual Cost of Construction of the Project represents amounts paid or incurred which were chargeable to the capital account of the Project or would be so chargeable either with a proper election by the Company or but for a proper election by the Company to deduct such amounts.  Substantially all (i.e. at least 90%) of the net allocable proceeds of the sale of the Original Bonds (including investment income therefrom), were used to finance Cost of Construction of the Project as described above, pay costs and expenses of issuing the Original Bonds, within then applicable Code limits, and pay interest and carrying charges on the Original Bonds during the period of construction of the Project and prior to its in-service date.

(q)           All of the depreciable properties which were taken into account in determining the qualifying costs of the Project constitute properties either (i) used for the control, containment, reduction and abatement of atmospheric pollutants and contaminants or (ii) facilities which are functionally related and subordinate to such facilities constituting the Project.  All of such functionally related and subordinate facilities are of a size and character commensurate with the character and size of the air pollution control facilities constituting the Project.

(r)            The Company will cause the Issuer to comply in all respects with the requirements of Section 148 of the Code in respect of the rebate of Excess Earnings with respect to the 2005 Series A Bonds to the United States of America.

(s)           None of the proceeds of the 2005 Series A Bonds will be applied and none of the proceeds of the Original Bonds were applied to provide any: (i) working capital, (ii) office space (other than office space located on the premises of the Project where not more than a de minimis amount of the functions to be performed are not directly related to the day-to-day operations of the Project), (iii) airplane, (iv) skybox or other private luxury box, (v) health club facility, (vi) facility primarily used for gambling or (vii) store, the principal business of which is the sale of alcoholic beverages for consumption off premises.

(t)            Less than twenty-five percent (25%) of the net proceeds of the Original Bonds were used directly or indirectly to acquire land or any interest therein and no portion of such land, if acquired, was or is to be used for farming purposes.  No portion of the proceeds of the Original Bonds was used to acquire existing property or any interest therein with respect to which the Company was not the first user for federal income tax purposes.

(u)           Upon the date of issuance of the 2005 Series A Bonds, the Company will have caused the Issuer to comply with the public approval requirements of Section 147 of the Code and at or following the issuance of the 2005 Series A Bonds the Company will cause the Issuer to comply with the information reporting requirements of Section 149 of the Code by the filing of Internal Revenue Service Form 8038 with the United States Internal Revenue Service.

(v)           All of the documents, instruments and written information furnished by Company on behalf of Company to Issuer or Trustee in connection with the issuance of the Bonds are true and correct in all material respects as of the date of delivery thereof and did not, as of the date of delivery thereof, omit or fail to state any material facts necessary to be stated therein to make the information provided not misleading.

(w)          The Refunded 1995 Series A Bonds were issued on April 18, 1995.

(x)            No construction, reconstruction or acquisition of the Project was commenced prior to the taking of official action by the Predecessor County with respect thereto except for preparation of plans and specifications and other preliminary engineering work.

(y)           Acquisition, construction and installation of the Project has been accomplished and the Project is being utilized substantially in accordance with the purposes of the Project and in conformity with all applicable zoning, planning, building, environmental and other applicable governmental regulations and all permits, variances and orders issued or granted pursuant thereto, which permits, variances and orders have not been withdrawn or otherwise suspended, and consistently with the Act.

(z)            The Company has used, is currently using and presently intends to use or operate the Project in a manner consistent with the purposes of the Project and the Act until the date on which the 2005 Series A Bonds have been fully paid and knows of no reason why the Project will not be so operated

(aa)         The proceeds derived from the sale of the 2005 Series A Bonds (other than any accrued interest thereon) will be used exclusively and solely to refund the principal of the Refunded 1995 Series A Bonds.  The principal amount of the 2005 Series A Bonds does not exceed the principal amount of the Refunded 1995 Series A Bonds.  The redemption of the outstanding principal amount of the Refunded 1995 Series A Bonds with such proceeds of the 2005 Series A Bonds will occur not later than 90 days after the date of issuance of the 2005 Series A Bonds.  Any earnings derived from the investment of such proceeds of the 2005 Series A Bonds will be fully needed and used on such redemption date to pay a portion of the interest accrued and payable on the Refunded 1995 Series A Bonds on such date.

(bb)         It is not anticipated, as of the date hereof, that there will be created any “replacement proceeds”, within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the 2005 Series A Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

(cc)         On the date of issuance and delivery of the Original Bonds, the Company reasonably expected that at least 85% of the proceeds of the Original Bonds would be used to carry out the governmental purposes of such issue within the 3-year period beginning on the date such issue was issued, which was accomplished and none of the proceeds of such issue, if any, was invested in nonpurpose investments having a substantially guaranteed yield for 3 years or more.

(dd)         Company will use its best efforts to maintain at least two ratings on the 2005 Series A Bonds.

(ee)         Company covenants to perform and observe all provisions of the Indenture required to be performed or observed by it.

Company need not comply with the covenants or representations in this Section if and to the extent that Issuer and Company receive a written opinion of Bond Counsel that such failure to comply will not affect adversely the exclusion of interest on any of the 2005  Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

ARTICLE III

COMPLETION AND OWNERSHIP OF PROJECT

Section 3.1.            Completion and Equipping of Project.  Company represents that (a)  it has previously caused the Project to be constructed as herein provided on the Project Site in accordance with the Plans and Specifications and (b) the Project was completed as previously evidenced by the filing of a completion certificate by the Company with the Prior Trustee in respect of the Refunded 1995 Series A Bonds.

Section 3.2.            Agreement as to Ownership of Project. Issuer and Company agree that title to and ownership of the Project shall remain in and be the sole property of Company in which Issuer shall have no interest.  The Project is acknowledged to be subject to the lien of the First Mortgage Indenture.  Notwithstanding any other provision hereof, the Company shall be permitted to sell or otherwise dispose of all or any portion of the Project, provided that the Company first receives the opinion of Bond Counsel that such sale or disposition shall not adversely affect the exclusion of the interest on the 2005 Series A Bonds from gross income for federal income tax purposes and provided further that in the event of any assignment, in whole or in part, of this Agreement, such assignment shall be in accordance with Section 8.1 hereof.

Section 3.3.            Use of Project.  Issuer does hereby covenant and agree that it will not take any action during the term of this Agreement, other than pursuant to ARTICLE IX of this Agreement or ARTICLE IX of the Indenture, to interfere with Company’s ownership of the Project or to prevent Company from having possession, custody, use and enjoyment of the Project.

ARTICLE IV

ISSUANCE OF 2005 SERIES A BONDS; APPLICATION OF PROCEEDS;
COMPANY TO ISSUE FIRST MORTGAGE BONDS

Section 4.1.            Agreement to Issue 2005 Series A Bonds; Application of 2005 Series A Bond Proceeds.  In order to provide funds to make the Loan, Issuer will issue, sell and deliver the 2005 Series A Bonds to the initial purchasers thereof and deposit the proceeds thereof with Trustee, as follows:

(a)           Into the Bond Fund, a sum equal to the accrued interest, if any, to be paid by the initial purchasers of the 2005 Series A Bonds.

(b)           Into the Prior Bond Fund held by the Prior Trustee, for the benefit of and payment of the Refunded 1995 Series A Bonds, an amount not less than all of the balance of all such proceeds, being the principal amount of the 2005 Series A Bonds.

Section 4.2.            Payment and Discharge of Refunded 1995 Series A Bonds.  Company covenants and agrees with Issuer that it will,  upon the date of issuance of the 2005 Series A Bonds, give irrevocable instructions to the Prior Trustee to call and redeem the Refunded 1995 Series A Bonds in accordance with their terms and will simultaneously deposit into the Prior Bond Fund cash or direct United States obligations (“Governmental Obligations”) sufficient on the date of issuance of the 2005 Series A Bonds, to fully defease and discharge the Refunded 1995 Series A Bonds on such date in accordance with ARTICLE VIII of the 1995 Series A Indenture, without reference to any interest earnings to be accrued during the period from the date of issuance of the 2005 Series A Bonds to the redemption date of the Refunded 1995 Series A Bonds. Such matters shall be confirmed by issuance of an appropriate written certificate of the Prior Trustee confirming defeasance and full discharge of the Refunded 1995 Series A Bonds upon the date of issuance of the 2005 Series A Bonds.  Such irrevocable instructions, deposit of sufficient cash and Governmental Obligations and issuance by the Prior Trustee of a certificate of defeasance and discharge is a condition precedent to the issuance of the 2005 Series A Bonds.

Section 4.3.            Investment of Bond Fund and Rebate Fund Moneys.  Any moneys held as a part of the Bond Fund or the Rebate Fund, if applicable, shall be invested or reinvested by Trustee, at the written request of and as specifically directed by Company, in one or more of the Permitted Investments.  The Trustee may make any and all such investments through its own investment department.

Any such investments shall be held by or under the control of Trustee.  All moneys invested shall be deemed at all times a part of the fund for which such investments were made.  The interest accruing thereon and any profit realized from such investments shall be credited pro rata to such fund, and any loss resulting from such investments shall be charged pro rata to such fund.  Trustee shall sell and reduce to cash a sufficient amount of applicable investments whenever the cash balance in the Bond Fund is insufficient to pay the principal of, premium, if any, and interest on the 2005 Series A Bonds or any other amount payable from the Bond Fund when due or upon any required disbursement from the Rebate Fund, respectively.  The Trustee will not be liable for any investment loss (including any loss upon a sale of any investment) or any fee, tax or other charge in respect of any investments, reinvestments or any liquidation of investments made pursuant to this Agreement or the Indenture.  The Rebate Fund shall never be commingled with any other fund or account.

Section 4.4.            Special Arbitrage Certifications.

(a)           Company covenants and agrees that it, will not take, authorize or permit any action to be taken and has not taken or authorized or permitted any action to be taken which results or would result in interest paid on any of the 2005 Series A Bonds being included in gross income of any owner thereof for purposes of federal income taxation (other than an owner who is a “substantial user” of the Project or a “related person” within the meaning of Section 147(a) of the Code) or adversely affects the validity of the 2005 Series A Bonds.

(b)           Company warrants, represents and certifies to Issuer that the proceeds of the 2005 Series A Bonds will not be used in any manner that would cause the 2005 Series A Bonds to be “arbitrage bonds” under Sections 103(b)(2) and 148 and other applicable sections of the Code.  To the best knowledge and belief of Company, there are no facts, estimates or circumstances that would materially change the foregoing conclusion.

(c)           Company hereby covenants that it will at all times comply and cause Issuer to comply with the provisions of Section 148 and other applicable sections of the Code and will restrict the use of the proceeds of the 2005 Series A Bonds, in such manner and to such extent, if any, as may be necessary, and remit Excess Earnings with respect to all of the 2005 Series A Bonds, if any, to the United States of America pursuant to Section 148(f)(2) of the Code and carry out such actions so that the 2005 Series A Bonds will not constitute “arbitrage bonds” under Sections 103(b)(2) and 148 of the Code.  An officer or officers of Issuer having responsibility with respect to the issuance of the 2005 Series A Bonds is or are hereby authorized and directed to give an appropriate certificate of Issuer, for inclusion in the transcript of proceedings for the 2005 Series A Bonds, setting forth the reasonable expectations of Issuer regarding the amount and use of the proceeds of the 2005 Series A Bonds and the facts, estimates and circumstances on which they are based and related matters, all as of the date of delivery of and payment for the 2005 Series A Bonds pursuant to said Section 148 of the Code.  Company shall provide the Issuer, and Issuer’s certificate may be expressly based on, a certificate of Company setting forth the facts, estimates and circumstances and reasonable expectations of Company on the date of delivery of and payment for the 2005 Series A Bonds regarding the amount and use of the proceeds of the 2005 Series A Bonds and related matters.  In the event any such representation of Company relied upon by the Issuer is untrue or inaccurate and Issuer thereby suffers costs or damages, Company shall indemnify Issuer for any such costs or damages.

(d)           Consistent with the foregoing, Company covenants and certifies to the Issuer and to and for the benefit of the purchasers of the 2005 Series A Bonds, that no use will be made of the proceeds of the sale of the 2005 Series A Bonds which would cause the 2005 Series A Bonds to be classified as “arbitrage bonds” within the meaning of Sections 103(b)(2) and 148 of the Code and that Company and Issuer will, after issuance of the 2005 Series A Bonds, comply with the provisions of the Code at all times, including after the 2005 Series A Bonds are discharged, to the extent Excess Earnings with respect to the 2005 Series A Bonds are required to be rebated to the United States of America pursuant to Section 148(f)(2) of the Code.  Pursuant to such covenant, Issuer and Company obligate themselves throughout the term of this Agreement and thereafter not to violate the requirements of Section 148 of the Code.

(e)           Company warrants, represents and certifies to Issuer that the proceeds of the Refunded 1995 Series A Bonds were applied and invested in compliance with the current requirements of Section 149(g) of the Code and that consequently the 2005 Series A Bonds will not be “hedge bonds” under such Section 149(g) of the Code.

(f)            Company hereby covenants and agrees that it will at all times comply with the provisions of Section 148, including Section 148(f) of the Code and with Section 6.06 of the Indenture.  Specifically, Company shall carry out, do and perform all acts stipulated to be performed by Company pursuant to such Section 6.06 of the Indenture.  Company shall further undertake to assure and cause rebate payments to be calculated and made to the United States of America in accordance with Section 148(f)(2) of the Code from moneys on deposit in the Rebate Fund from time to time after the end of each Computation Period, as defined in the Indenture, and following discharge of the 2005 Series A Bonds.  Company also covenants to take all necessary acts and steps as required to cause Issuer to comply with the provisions of Section 7.03 of the Indenture.

Section 4.5.            Opinion of Bond Counsel.  Company need not comply with the covenants or representations in Section 4.4 if and to the extent that Issuer and Company (with a copy to Trustee) receive a written opinion of Bond Counsel that such failure to comply will not affect adversely the exclusion of interest on any of the 2005 Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

Section 4.6.            First Mortgage Bonds.  Company covenants and agrees with Issuer that it will, for the purpose of providing security for the 2005 Series A Bonds, execute and deliver on the date of issuance of the 2005 Series A Bonds, the First Mortgage Bonds to Trustee in aggregate principal amount not less than the aggregate principal amount of the 2005 Series A Bonds.  The First Mortgage Bonds shall mature as to principal identically as in the case of the 2005 Series A Bonds and, upon the giving of a Redemption Demand to the First Mortgage Trustee and completion of other conditions precedent set forth in the Supplemental Indenture, shall bear interest identically as in the case of the 2005 Series A Bonds.

Prior to the Release Date, in the event of a default under ARTICLE IX of this Agreement or in the event of a default in payment of the principal of, premium, if any, or interest on the 2005 Series A Bonds as and when the same come due, whether at maturity, by purchase, redemption, acceleration or otherwise, and upon receipt by First Mortgage Trustee of a Redemption Demand from Trustee, the First Mortgage Bonds shall bear interest in accordance with the provisions specified in the Supplemental Indenture at the rate of interest of the 2005 Series A Bonds and principal and interest thereon will be payable at the same time and in the same manner in which such amounts are payable with respect to the 2005 Series A Bonds, whether on schedule, at maturity, by redemption, by acceleration or otherwise.

Upon payment of the principal of, premium, if any, and interest on any of the 2005 Series A Bonds, whether at maturity or prior to maturity by redemption or otherwise, and the surrender thereof to, and cancellation thereof by, Trustee, or upon provision for the payment thereof having been made in accordance with the provisions of ARTICLE VIII of the Indenture, First Mortgage Bonds in an amount equal to the aggregate principal amount of the 2005 Series A Bonds so surrendered and cancelled or for the payment of which provision has been made shall be deemed fully paid and the obligations of Company thereunder terminated and such First Mortgage Bonds shall be surrendered by Trustee to the First Mortgage Trustee, and shall be cancelled by the First Mortgage Trustee.  All of the First Mortgage Bonds shall be registered in the name of Trustee and shall be non-transferable, except to effect transfers to any successor trustee under the Indenture.

Notwithstanding anything in this Agreement to the contrary, from and after the Release Date, the obligation of the Company to make payment with respect to the principal of and premium, if any, and interest on the First Mortgage Bonds shall be deemed satisfied and discharged as provided in the Supplemental Indenture and the First Mortgage Bonds shall cease to secure in any manner the 2005 Series A Bonds.  As a result, on the Release Date, the obligations under this Agreement shall become unsecured general obligations of the Company, subject, however to Section 7.9.

The Company shall notify the Issuer, the Trustee and the Bond Insurer in writing promptly upon the occurrence of the Release Date.  Upon receiving written notice of the Release Date from the Company, the Trustee shall deliver for cancellation to the First Mortgage Trustee all of the First Mortgage Bonds.

ARTICLE V

PROVISIONS FOR PAYMENT

Section 5.1.            Loan Payments and Other Amounts Payable.

(a)           Company hereby covenants and agrees to repay the Loan, as follows:  on or before any Interest Payment Date for the 2005 Series A Bonds or any other date that any payment of interest, premium, if any, purchase price or principal is required to be made in respect of the 2005 Series A Bonds at the times specified in accordance with the more specific provisions and requirements of the Indenture, until the principal of, premium, if any, and interest on the 2005 Series A Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, it will pay to the Trustee, for disbursement by the Trustee, as Paying Agent, or for disbursement by any Paying Agent such sums which will enable the Paying Agent to pay the amounts payable on such date, in immediately available funds, as principal of (whether at purchase, maturity or upon redemption or acceleration or otherwise), premium, if any, and interest on the 2005 Series A Bonds as provided in the Indenture; provided that such payments by Company to enable the Tender Agent to pay the purchase price of Bonds shall be made within the times required by Section 3.05 of the Indenture.

It is understood and agreed that all payments payable by Company under this subsection (a) of Section 5.1 are assigned by the Issuer to the Trustee, the Paying Agent and the Tender Agent, as applicable, for the benefit of the Bondholders.  Company assents to such assignment.  Issuer hereby directs Company and Company hereby agrees to pay to Trustee and/or Paying Agent or Tender Agent, as appropriate, at the Principal Office of the Trustee and/or Paying Agent or Tender Agent, as appropriate, all payments payable by Company pursuant to this subsection.

(b)           Company will also pay the reasonable expenses of the Issuer related to the issuance of the 2005 Series A Bonds and incurred upon the request of Company.

(c)           Company will also pay the agreed upon fees and expenses of Trustee (including those referred to in Section 10.02 of the Indenture), the Bond Registrar, the Market Agent, the Auction Agent, the Tender Agent and the Paying Agent, as may be applicable, under the Indenture and all other amounts which may be payable to the Trustee, the Bond Registrar, the Paying Agent, the Market Agent, the Auction Agent and the Tender Agent, as applicable from time to time, under the Indenture, such amounts to be paid directly to Trustee, the Bond Registrar, the Market Agent, the Auction Agent, the Paying Agent and Tender Agent for their respective own accounts as and when such amounts become due and payable.

The Company further agrees to hold harmless the Trustee, Bond Registrar and Paying Agent against any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by it without negligence or bad faith on its part in connection with the issuance of the 2005 Series A Bonds or the acceptance or administration of the trusts under the Indenture, including the costs of defending itself against any claim or liability in connection therewith.

(d)           The Company covenants, for the benefit of the Bondholders, to pay or cause to be paid, to the Tender Agent for deposit in the Purchase Fund, such amounts as shall be necessary to enable the Tender Agent to pay the purchase price of 2005 Series A Bonds delivered to it for purchase, all as more particularly described in Sections 3.03 and 3.05 of the Indenture, and, in that regard, it will maintain an account with the Tender Agent and will pay in immediately available funds, a sum which will enable the Tender Agent to pay the purchase price of 2005 Series A Bonds delivered to it for purchase, as provided in the Indenture.

(e)           In the event Company should fail to make any of the payments required in this Section 5.1, the item or installment so in default shall continue as an obligation of Company until the amount in default shall have been fully paid, and Company agrees to pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due to the date of payment.

Section 5.2.            Payments Assigned.  As set forth in Section 5.1 hereof, it is understood and agreed that this Agreement and all payments made by Company pursuant to this Agreement (except payments pursuant to Section 5.1(b) and (c) or pursuant to Section 8.2 hereof) are assigned by Issuer to Trustee.  Company assents to such assignment and hereby agrees that, as to Trustee, Paying Agent, Market Agent,  Auction Agent and Tender Agent, as applicable from time to time, its obligation to make such payments shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement or to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by any party, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing by any party.  Except as provided above, Issuer hereby directs Company and Company hereby agrees to pay directly to Trustee, Paying Agent, Market Agent, Auction Agent, Bond Registrar, Tender Agent and Issuer, as appropriate, all said payments payable by Company pursuant to Section 5.1 of this Agreement.

Section 5.3.            Taxes and Other Governmental Charges.  Company agrees to pay during the term of this Agreement, as the same respectively become due, all taxes, assessments and other governmental charges of any kind whatsoever that may at any time be lawfully assessed, levied or charged against or with respect to the Project; provided, that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, Company shall be obligated to pay only such installments as may have become due and provided further that nothing herein shall be construed as obligating Company to pay taxes on any interest or principal on the 2005 Series A Bonds disbursed to Bondholders.

Company may, at its expense and in its own name, in good faith contest any such taxes, assessments and other governmental charges and, in the event of any such contest, may permit the taxes, assessments or other governmental charges so contested to remain unpaid during the period of such contest and any appeal therefrom unless, in the opinion of its counsel, by nonpayment of any such items the security provided pursuant to the provisions of the Indenture will be materially endangered, in which event such taxes, charges for payments in lieu of taxes, assessments or charges shall be paid forthwith.  Issuer will cooperate fully with Company in any such contest.  In the event Company shall fail to pay any of the foregoing items required by this Section to be paid by Company, Issuer or Trustee may (but shall be under no obligation to) pay the same and any amounts so advanced therefor by Issuer or Trustee shall become an additional obligation of Company to the one making the advancement, which amounts, together with interest thereon Company agrees to pay at a rate which shall be one percent above the lowest minimum lending rate publicly quoted at such time as being charged by any commercial bank which is a member of the New York Clearing House on ninety-day commercial loans to its prime commercial borrowers or the maximum rate permitted by law, whichever is lesser, until paid; provided, however, that no such advancement shall operate to relieve the Company from any default hereunder.  Company may at its expense and in its own name and behalf apply for any tax exemption or exemption from payments in lieu of taxes allowed by the Commonwealth of Kentucky, or any political or taxing subdivision thereof under any existing or future provision of law which grants or may grant any such tax exemption or exemption from payments in lieu of taxes.

Section 5.4.            Obligations of Company Unconditional.  The obligation of Company to make the payments pursuant to this Agreement and to make any payments required in respect of the Rebate Fund as provided in Section 6.06 of the Indenture shall be absolute and unconditional.  Until such time as the principal of, premium, if any, and interest on the 2005 Series A Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, Company (i) will not suspend or discontinue any payments pursuant to this Agreement and (ii) except as provided in ARTICLE X hereof, will not terminate this Agreement for any cause including, without limiting the generality of the foregoing, failure of title to the Project or any part thereof, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the Commonwealth of Kentucky or any political subdivision thereof or any failure of Issuer or Trustee to perform and observe any agreement, whether express or implied or any duty, liability or obligation arising out of or connected with this Agreement.  Nothing contained in this Section shall be construed to release Issuer from the performance of any of the agreements on its part herein contained; and in the event Issuer should fail to perform any such agreement on its part, Company may institute such action against Issuer as Company may deem necessary to compel performance so long as such action shall be in accordance with the agreements on the part of Company contained in the preceding sentence.  Company may, however, at its own cost and expense and in its own name or in the name of Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which Company deems reasonably necessary in order to secure or protect its right of ownership, possession, occupancy and use of the Project, and in such event Issuer hereby agrees to cooperate fully with Company.

Section 5.5.            Rebate Fund.  Company agrees to make all payments to the Trustee and rebate all amounts to the United States of America as are required of it under Section 6.06 of the Indenture.  The obligation of Company to make such payments shall remain in effect and be binding upon Company notwithstanding the release and discharge of the Indenture.

Section 5.6.            Redemption of the 2005 Series A Bonds in Advance of Scheduled Maturity.  Under the terms of the Indenture, the 2005 Series A Bonds are and will be subject to redemption prior to their scheduled maturity.  The Issuer agrees that it shall direct the Trustee to redeem and call 2005 Series A Bonds at the written direction of the Company.

Section 5.7.            Cancellation of 2005 Series A Bonds.  The cancellation by the Bond Registrar of any 2005 Series A Bond or Bonds purchased by the Company and delivered to the Bond Registrar for cancellation or of any 2005 Series A Bond or Bonds redeemed or purchased by the Issuer through funds other than funds received as Loan payments hereunder shall constitute a Loan repayment equal to the principal amount of the 2005 Series A Bond or Bonds so cancelled.

ARTICLE VI

MAINTENANCE; DAMAGE, DESTRUCTION AND
CONDEMNATION; USE OF NET PROCEEDS; INSURANCE

Section 6.1.            Maintenance.  So long as any 2005 Series A Bonds are Outstanding, as that term is defined in the Indenture, Company will maintain, preserve and keep the Project, or cause the Project to be maintained, preserved and kept, in good repair, working order and condition and will from time to time make or cause to be made all proper repairs, replacements and renewals necessary to continue to constitute the Project as air pollution control and abatement facilities under Section 103(b)(4)(F) of the Internal Revenue Code of 1954, as amended, the Code and the Act; provided, however, that Company will have no obligation to maintain, preserve, keep, repair, replace or renew any element or portion of the Project (a) the maintenance, preservation, keeping, repair, replacement or renewal of which becomes uneconomical to Company because of damage or destruction by a cause not within the control of Company, or condemnation of all or substantially all of the Project or the generating facilities to which the element or unit of the Project is an adjunct, or obsolescence (including economic obsolescence) or change in government standards and regulations, or the termination by Company of the operation of the generating facilities to which the element or unit of the Project is an adjunct, and (b) with respect to which Company has furnished to Issuer and Trustee a certificate executed by Company Representative certifying that the maintenance, preservation, keeping, repair, replacement or renewal of such element or unit of the Project is being discontinued for one of the foregoing reasons, which shall be stated therein, and that the discontinuance of such element or unit will not adversely affect the exclusion of interest on any of the 2005 Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

Company shall have the privilege at its own expense of remodeling the Project or making substitutions, modifications and improvements to the Project from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Project; provided, however, that Company shall take no actions which will change or alter the basic nature of the Project as air pollution control facilities under Section 103(b)(4)(F) of the Internal Revenue Code of 1954, as amended, and the Act.

If, prior to full payment of all 2005 Series A Bonds outstanding (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the Project or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Issuer, the Company or the First Mortgage Trustee receives Net Proceeds from insurance or any condemnation award in connection therewith, Company (unless it shall have exercised its option to prepay the Loan pursuant to provisions of Section 10.1(b) or (c) hereof) shall either (i) cause such Net Proceeds to be used to repair, reconstruct, restore or improve the Project, or (ii) take any other action, including the redemption of 2005 Series A Bonds, in whole or in part, on any date which is a Business Day, which, in the opinion of Bond Counsel, will not adversely affect the exclusion of interest on any of the 2005 Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code; provided that if the 2005 Series A Bonds bear interest at the Flexible Rate or Semi-Annual Rate, such redemption must occur on a date on which the 2005 Series A Bonds are otherwise subject to optional redemption.

Section 6.2.            Insurance.  Prior to the Release Date, Company agrees to insure the Project at all times in accordance with the provisions of First Mortgage Indenture.  From and after the Release Date, the Company agrees to insure, or self-insure, the Project at all times reasonably in accordance with investor-owned public utility industry general practices and standards.

ARTICLE VII

SPECIAL COVENANTS

Section 7.1.            No Warranty of Condition or Suitability by Issuer.  Issuer makes no warranty, either express or implied, as to the Project or that it will be suitable for Company’s purposes or needs.

Section 7.2.            Company to Maintain its Corporate Existence; Conditions under Which Exceptions Permitted.  Company agrees that during the term of this Agreement it will maintain its corporate existence and good standing, will continue to be a corporation organized under the laws of the Commonwealth of Kentucky or qualified and admitted to do business in the

Commonwealth of Kentucky, and will neither dispose of all or substantially all of its assets nor consolidate with nor merge into another corporation unless the acquirer of its assets or the corporation with which it shall consolidate or into which it shall merge, (i) shall be a corporation or other business organization organized and existing under the laws of the United States or one of the States of the United States of America or the District of Columbia, (ii) shall be qualified and admitted to do business in the Commonwealth of Kentucky, (iii) shall assume in writing all of the obligations and covenants of Company herein and (iv) shall deliver a copy of such assumption to the Issuer and Trustee.

Section 7.3.            Financial Statements.  Company agrees to furnish Trustee (within 120 days after the close of each fiscal year) with an audited balance sheet and statements of income, retained earnings and changes in cash flows showing the financial condition of Company and its consolidated subsidiary or subsidiaries, if any, at the close of such fiscal year and the results of operations of Company and its consolidated subsidiary or subsidiaries, if any, for such fiscal year, accompanied by an opinion of its regular independent certified public accountants that such statements fairly represent the financial condition of Company in accordance with generally accepted accounting principles.  The requirements of this Section shall be satisfied by the submission to Trustee of Company’s annual report on Form 10-K.  The information so provided to Trustee shall be kept in its files and is not required to be distributed to any Registered Holder or other person.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 7.4.            Further Assurances and Corrective Instruments. Issuer and Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement.

Section 7.5.            Issuer Representative.  Whenever under the provisions of this Agreement the approval of Issuer is required or Issuer is required to take some action at the request of Company, such approval shall be made or such action shall be taken by Issuer Representative and Company or Trustee shall be authorized to act on any such approval or action, and Issuer shall have no redress against Company or Trustee as a result of any such action taken.

Section 7.6.            Company Representative.  Whenever under the provisions of this Agreement the approval of Company is required or Company is required to take some action at the request of Issuer, such approval shall be made or such action shall be taken by Company Representative and Issuer or Trustee shall be authorized to act on any such approval or action and Company shall have no redress against Issuer or Trustee as a result of any such action taken.

Section 7.7.            Financing Statements.  Company shall, to the extent required by law, file and record, refile and rerecord, or cause to be filed and recorded, refiled and rerecorded, all documents or notices, including financing statements and continuation statements, required by law in order to perfect, or maintain the perfection of, the lien of the Indenture and the

Supplemental Indenture.  Issuer shall cooperate fully with Company in taking any such action.  Concurrently with the execution and delivery of the 2005 Series A Bonds, Company shall cause to be delivered to the Trustee an opinion of counsel (a) stating that in the opinion of such counsel, either (i) such action has been taken, as set forth therein, with respect to the recording and filing of such documents, notices and financing statements as is necessary to perfect the lien of the Indenture under the Uniform Commercial Code of the Commonwealth of Kentucky, or (ii) no such action is necessary to so perfect such lien, and (b) stating the requirements for the filing of continuation statements or other documentation or notices in order to maintain the perfection of the lien of the Indenture, which filings the Company agrees to undertake.

Section 7.8.            Company’s Performance Under Indenture.  The Company agrees, for the benefit of Bondholders to do and perform all acts and things contemplated in the Indenture to be done and performed by it.

Section 7.9.            Negative Pledge.

(a)           The Company agrees that, subsequent to the Release Date (as defined in the Indenture) and so long as any 2005 Series A Bonds remain outstanding, the Company will not issue, assume or guarantee any Debt secured by any mortgage, security interest, pledge or lien (herein referred to as a “mortgage”) of or upon any Operating Property of the Company, whether owned at the date of the Indenture or thereafter acquired, and will not permit to exist any Debt secured by a mortgage on any Operating Property created on or prior to the Release Date, without in any such case effectively securing, on the later to occur of the issuance, assumption or guaranty of any such Debt or the Release Date, the 2005 Series A Bonds equally and ratably with such Debt; provided, however, that the foregoing restriction shall not apply to Debt secured by any of the following:

(i)            mortgages on any property existing at the time of acquisition thereof;

(ii)           mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company, or at the time of a sale, lease or other disposition of the properties of such corporation or a division thereof as an entirety or substantially as an entirety to the Company, provided that such mortgage as a result of such merger, consolidation, sale, lease or other disposition is not extended to property owned by the Company immediately prior thereto;

(iii)          mortgages on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving such property, or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such mortgages are created or assumed contemporaneously with, or within 18 months after, such acquisition or completion of substantial repair or alteration, construction, development or substantial improvement or within six months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 18 month period;

(iv)          mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or for the benefit of holders of securities issued by any such entity, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving the property subject to such mortgages; or

(v)           any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (1) to (4), inclusive; provided, however, that the principal amount of indebtedness secured thereby and not otherwise authorized by said clauses (1) to (4), inclusive, shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

(b)           Notwithstanding the provisions of Section 7.9(a) from and after the Release Date and so long as any 2005 Series A Bonds remain outstanding, the Company may issue, assume or guarantee Debt, or permit to exist Debt, secured by mortgages which would otherwise be subject to the restrictions of this Section up to an aggregate principal amount that, together with the principal amount of all other Debt of the Company secured by mortgages (other than mortgages permitted by Section 7.9(a) that would otherwise be subject to the foregoing restrictions) does not at the time exceed the greater of 10% of Net Tangible Assets or 10% of Capitalization.

(c)           Notwithstanding the provisions of Section 7.9(a) and Section 7.9(b), the Company will not, from and after the Release Date, issue, assume, guarantee or permit to exist any debt of the Company secured by a mortgage, the creditor of which controls, is controlled by, or is under common control with, the Company.

(d)           If at any time the Company shall issue, assume or guarantee any Debt secured by any mortgage and if Section 7.9(a) requires that the 2005 Series A Bonds be secured equally and ratably with such Debt, the Company will promptly execute, at its expense, any instruments necessary to so equally and ratably secure such 2005 Series A Bonds.

ARTICLE VIII

ASSIGNMENT; INDEMNIFICATION; REDEMPTION

Section 8.1.            Assignment.  This Agreement may be assigned by Company without the necessity of obtaining the consent of either Issuer or Trustee, subject, however, to each of the following conditions:

(a)           No assignment (other than pursuant to Section 7.2 hereof) shall relieve Company from primary liability for any of its obligations hereunder, and in the event of any such assignment Company shall remain primarily liable for payments of the amounts specified in Section 5.1 hereof and for performance and observance of the other covenants or agreements on its part herein provided to be performed and observed to the same extent as though no assignment had been made;

(b)           The assignee shall assume the obligations of Company hereunder to the extent of the interest assigned;

(c)           Company shall, within thirty days after the delivery thereof, furnish or cause to be furnished to Issuer and to Trustee a true and complete copy of each such assignment and assumption of obligation; and

(d)           prior to such assignment, the Company shall have obtained an opinion of Bond Counsel to the effect that such assignment will not adversely affect the exclusion of interest on the 2005 Series A Bonds from gross income for Federal income tax purposes under Section 103(a) of the Code.

Section 8.2.            Release and Indemnification Covenants.  Company releases Issuer from and covenants and agrees that Issuer shall not be liable for, and agrees to indemnify and hold Issuer harmless against, any expense or liability incurred by Issuer, including attorneys’ fees, resulting from any loss or damage to property or any injury to or death of any person occurring on or about or resulting from any defect in the Project or from any action commenced in connection with the financing thereof.  If any such claim is asserted, Issuer agrees to give prompt notice to the Company and Company will assume the defense thereof, with full power to litigate, compromise or to settle the same in its sole discretion, it being understood that Issuer will not settle or consent to the settlement of the same without the consent of Company.

Section 8.3.            Assignment of Interest in Agreement by Issuer.  Any assignment by Issuer to Trustee pursuant to the Indenture or this Agreement of any moneys receivable under this Agreement shall be subject and subordinate to this Agreement.

Section 8.4.            Redemption of 2005 Series A Bonds.  Upon the agreement of Company to deposit moneys in the Bond Fund in an amount sufficient to redeem 2005 Series A Bonds subject to redemption, Issuer, at the request of Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the 2005 Series A Bonds outstanding, as may be specified by Company, on the redemption date specified by the Company.

Section 8.5.            Reference to 2005 Series A Bonds Ineffective after 2005 Series A Bonds Paid.  Upon payment in full of the 2005 Series A Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and payment of all amounts required to be paid to the United States of America pursuant to Section 4.4 hereof and payment of all fees and charges of the Trustee (including reasonable attorney’s fees and expenses), the Bond Registrar, the Authenticating Agent and any Paying Agent, all references in this Agreement to the 2005 Series A Bonds, the First Mortgage Bonds and the Trustee shall be ineffective and neither the Trustee nor the holders of any of the 2005 Series A Bonds shall thereafter have any rights hereunder except as set forth in Section 11.1.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.1.            Events of Default Defined.  The following shall be “events of default” under this Agreement and the term “events of default” shall mean, whenever they are used in this Agreement, any one or more of the following events:

(a)           Failure by the Company to pay any amount required to be paid under subsections (a) and (d) of Section 5.1 hereof which results in failure to pay principal of, premium or interest on or the purchase price of the 2005 Series A Bonds, and such failure shall cause an event of default under the Indenture.

(b)           Failure by Company to observe and perform any covenant, condition or agreement on its part to be observed or performed, other than as referred to in subsection (a) of this Section, for a period of thirty days after written notice, specifying such failure and requesting that it be remedied, is given to Company by Issuer or Trustee, unless Issuer and Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, Issuer and Trustee will not unreasonably withhold their consent to an extension of such time if such failure is capable of being cured and corrective action is instituted by Company within the applicable period and is being diligently pursued.

(c)           All bonds outstanding under the First Mortgage Indenture shall, if not already due, have become immediately due and payable whether by declaration of the First Mortgage Trustee or otherwise, and such acceleration shall not have been rescinded or annulled by the First Mortgage Trustee.

(d)           An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Company, or of a substantial part of the property or assets of Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Company or for a substantial part of the property or assets of Company or (iii) the winding-up or liquidation of Company; and such proceeding or petition shall continue undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

(e)           Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (d) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Company or for a substantial part of the property or assets of Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing.

(f)            The occurrence of an Event of Default under the Indenture.

The provisions of Section 9.1(b) are subject to the following limitations:  If by reason of force majeure Company is unable in whole or in part to carry out its agreements on its part herein contained, other than the obligations on the part of Company contained in Section 2.2(k) and (l), Section 4.2, Section 4.4, Section 4.6 or Section 7.2 or ARTICLE V hereof and the general covenant and obligation of Company to take all necessary actions for the continued exclusion of interest on the 2005 Series A Bonds from gross income for federal and Kentucky income taxes, Company shall not be deemed in default during the continuance of such inability.  The term “force majeure” as used herein shall mean any cause or event not reasonably within the control of Company, including without limitation the following:  acts of God; strikes; wars or national police actions, lockouts or other industrial disturbances; acts of public enemies, including terrorists; orders of any kind of the government of the United States or of the Commonwealth of Kentucky or any of their departments, agencies or officials, or any civil or military authority; evacuations and quarantines; insurrections; riots; epidemics; plague; famine; landslides; lightning; earthquakes; fire; hurricanes; tornadoes; storms; typhoons; cyclones; volcanic eruptions; floods; washouts; droughts; arrests; restraints of government and people; civil disturbances; explosions; breakage or accident to machinery and transmission lines or pipes; or partial or entire failure of utility services.  Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of Company, and Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of Company unfavorable to Company.

Section 9.2.            Remedies on Default.  Whenever any event of default referred to in Section 9.1 hereof shall have happened and be continuing, the Trustee, on behalf of the Issuer at the direction of the Bond Insurer, may take any one or more of the following remedial steps:

(a)           By written notice to Company, the Trustee, on behalf of the Issuer at the direction of the Bond Insurer, may declare an amount equal to the principal and accrued interest on the 2005 Series A Bonds then Outstanding, as defined in the Indenture, to be immediately due and payable under this Agreement, whereupon the same shall become immediately due and payable.

(b)           The Trustee, on behalf of the Issuer at the direction of the Bond Insurer, may have access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of Company.

(c)           The Trustee, on behalf of the Issuer at the direction of the Bond Insurer, may take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of Company under this Agreement, including, until the Release Date, any remedies available in respect of the First Mortgage Bonds.

In case there shall be pending a proceeding of the nature described in Section 9.1(d) or (e) above, Trustee, upon direction by the Bond Insurer or the Bond Insurer itself, shall be entitled and empowered, by intervention in such proceeding or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of Trustee allowed in such judicial proceedings relative to Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any custodian (including, without limitation a receiver, trustee or liquidator) of Company appointed in connection with such proceedings is hereby authorized to make such payments to Trustee, and to pay to Trustee any amount due it for compensation and expenses, including reasonable counsel fees and expenses incurred by it up to the date of such distribution.

Any amounts collected pursuant to action taken under this Section (other than the compensation and expenses referred to in the immediately prior sentence) shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the 2005 Series A Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and all reasonable and necessary fees and expenses of Trustee and any paying agents accrued and to accrue through final payment of the 2005 Series A Bonds, and all other liabilities of Company accrued and to accrue hereunder or under the Indenture through final payment of the 2005 Series A Bonds have been paid, such amounts so collected shall be paid to Company.

Section 9.3.            No Remedy Exclusive.  No remedy herein conferred upon or reserved to Issuer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle Issuer to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be herein expressly required.  Such rights and remedies as are given Issuer hereunder shall also extend to Trustee, and Trustee and the holders of the 2005 Series A Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 9.4.            Agreement to Pay Reasonable Attorneys’ Fees and Expenses.  In the event Company should default under any of the provisions of this Agreement and Issuer and/or Trustee should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of Company herein contained, Company agrees that it will on demand therefor pay to Issuer and/or Trustee the reasonable fees and expenses of such attorneys and such other reasonable expenses so incurred by Issuer and/or Trustee.

Section 9.5.            Waiver of Events of Default.  If, after the acceleration of the maturity of the outstanding 2005 Series A Bonds by Trustee pursuant to the Indenture, and before any judgment or decree for the appointment of a receiver or for the payment of the moneys due shall have been obtained or entered, Company shall cause to be deposited with Trustee a sum sufficient to pay all matured installments of interest upon all 2005 Series A Bonds and the principal of, and premium, if any, on any and all 2005 Series A Bonds which shall have become due otherwise than by reason of such declaration (with interest upon such principal and premium, if any, and overdue installments of interest, at the rate per annum which is one percent above the highest rate borne by any 2005 Series A Bond, until paid), and such amounts as shall be sufficient to cover all expenses of Trustee in connection with such default, and all defaults under the Indenture and this Agreement, other than nonpayment of principal of 2005 Series A Bonds which shall have become due by said declaration, shall have been remedied, and such event of default under the Indenture shall be deemed waived by Trustee in accordance with Section 9.12 of the Indenture with the consequence that under the Indenture such acceleration is rescinded, then Company’s default hereunder shall be deemed to have been waived by Issuer and no further action or consent by Trustee or Issuer shall be required.  In the event any agreement or covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE X

PREPAYMENT OF LOAN

Section 10.1.          Options to Prepay Loan.  Company shall have, and is hereby granted, options to prepay the Loan in whole and to cancel or terminate this Agreement on any Business Day at any time Company so elects, if certain events shall have occurred within the 180 days preceding the giving of written notice by Company to Trustee of such election, as follows:

(a)           If in the judgment of Company, unreasonable burdens or excessive liabilities shall have been imposed after the issuance of the 2005 Series A Bonds upon Company with respect to the Project or the operation thereof, including without limitation federal, state or other ad valorem, property, income or other taxes not imposed on the date of this Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the Project;

(b)           If the Project or a portion thereof or other property of Company in connection with which the Project is used shall have been damaged or destroyed to such an extent so as, in the judgment of the Company, to render the Project or other property of Company in connection with which the Project is used unsatisfactory to Company for its intended use and such condition shall continue for a period of six months;

(c)           There shall have occurred condemnation of all or substantially all of the Project or the taking by eminent domain of such use or control of the Project or other property of Company in connection with which the Project is used so as, in the judgment of the Company, to render the Project or other property of Company in connection with which the Project is used unsatisfactory to Company for its intended use;

(d)           In the event changes, which the Company cannot reasonably control, in the economic availability of materials, supplies, labor, equipment, or other properties or things necessary for the efficient operation of either of the Mill Creek and Cane Run Generating Stations of the Company shall have occurred which, in the judgment of the Company, render the continued operation of either of the Mill Creek or Cane Run Generating Stations or any generating unit at either such station uneconomical; or changes in circumstances, after the issuance of the 2005 Series A Bonds including but not limited to changes in clean air or other air pollution control requirements, shall have occurred such that the Company shall determine that use of the Project is no longer required or desirable;

(e)           In the event this Agreement shall become void or unenforceable or impossible of performance by reason of any changes in the Constitution of the Commonwealth of Kentucky or the Constitution of the United States of America or by reason of legislative or administrative action, whether state or federal, or any final decree, judgment or order of any court or administrative body, whether state or federal; or

(f)            A final order or decree of any court or administrative body after the issuance of the 2005 Series A Bonds shall require the Company to cease a substantial part of its operations at the Mill Creek and Cane Run Generating Stations to such extent that the Company will be prevented from carrying on its normal operations at such location for a period of six months.

In the case of prepayment pursuant to this Section (or if any 2005 Series A Bonds be redeemed in whole or in part pursuant to Section 6.1 hereof), the Loan prepayment price shall be a sum sufficient, together with other funds deposited with Trustee and available for such purpose, to redeem all 2005 Series A Bonds then outstanding (or, in the case any 2005 Series A Bonds are redeemed in part pursuant to Section 6.1 hereof, such portion of the 2005 Series A Bonds then outstanding) under the Indenture at a price equal to 100% of the principal amount thereof plus interest accrued and to accrue to the date of redemption of the 2005 Series A Bonds and to pay all reasonable and necessary fees and expenses of Trustee and any Paying Agents and all other liabilities of Company accrued and to accrue hereunder to the date of redemption of the 2005 Series A Bonds.  In order to exercise any option to prepay the Loan and to cancel or terminate this Agreement by reason of the occurrence of any of the events mentioned in (a) through (f) above, Company is required to give written notice to Trustee of its election to prepay the Loan within 180 days of the occurrence of any of the events mentioned in (a) through (f) above.

Section 10.2.          Additional Option to Prepay Loan.  Company shall have, and is hereby granted, further options, to the extent that the 2005 Series A Bonds are, from time to time, subject to optional redemption, during any period of optional redemption, to prepay all, or any portion, of the relevant and applicable Loan payments due or to become due hereunder by depositing with Trustee moneys sufficient to pay, together with other funds deposited with Trustee and available for such purpose, the principal of and applicable premium, if any, and accrued interest, through the date of redemption (which must be a Business Day), on all or any portion of the 2005 Series A Bonds then outstanding under the Indenture and, upon depositing with Trustee moneys sufficient to pay the principal, applicable premium, if any, and accrued interest, through the date of redemption, on all 2005 Series A Bonds then outstanding under the Indenture, as well as all reasonable and necessary expenses of Trustee and any Paying Agents and all other liabilities of Company accrued and to accrue hereunder, to cancel or terminate the term of this Agreement.

Section 10.3.          Obligations to Prepay Loan.  Company shall be obligated to prepay the entire Loan or any part thereof, as provided below, prior to the required full payment of the 2005 Series A Bonds (or prior to making provision for payment thereof in accordance with the Indenture) on the 180th day (or such earlier date as may be designated by Company), which, in every case, must be a Business Day, upon the occurrence of a Determination of Taxability.  The Issuer and Company shall take all actions required to mandatorily redeem the 2005 Series A Bonds at the cost of the Company upon the terms specified in this Agreement and in ARTICLE IV of the Indenture following the occurrence of a Determination of Taxability, including, but not limited to, prepaying appropriate amounts due on the 2005 Series A Bonds in order to effect such redemption.  The 2005 Series A Bonds shall be redeemed by the Issuer, in whole, or in such part as described below, at a redemption price equal to 100% of the principal amount thereof, without redemption premium, plus accrued interest, if any, to the redemption date, within 180 days following a Determination of Taxability.  For purposes of this Section, a “Determination of Taxability” shall mean the receipt by the Trustee of written notice from a current or former registered owner of a 2005 Series A Bond or from the Company or the Issuer of (i) the issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service in which the Company participated or has been given the opportunity to participate, and which ruling or memorandum the Company, in its discretion, does not contest or from which no further right of administrative or judicial review or appeal exists, or (ii) a final determination from which no further right of appeal exists of any court of competent jurisdiction in the United States in a proceeding in which the Company has participated or has been a party, or has been given the opportunity to participate or be a party, in each case, to the effect that as a result of a failure by the Company to perform or observe any covenant or agreement or the inaccuracy of any representation contained in this Agreement or any other agreement or certificate delivered in connection with the 2005 Series A Bonds, the interest on the 2005 Series A Bonds is included in the gross income of the owners thereof for federal income tax purposes, other than with respect to a person who is a “substantial user” or a “related person” of a substantial user within the meaning of the Section 147 of Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that no such Determination of Taxability shall be considered to exist as a result of the Trustee receiving notice from a current or former registered owner of a 2005 Series A Bond or from the Issuer unless (i) the Issuer or the registered owner or former registered owner of the 2005 Series A Bond involved in such proceeding or action (A) gives the Company and the Trustee prompt notice of the commencement thereof, and (B) (if the Company agrees to pay all expenses in connection therewith) offers the Company the opportunity to control unconditionally the defense thereof, and (ii) either (A) the Company does not agree within 30 days of receipt of such offer to pay such expenses and liabilities and to control such defense, or (B) the Company shall exhaust or choose not to exhaust all available proceedings for the contest, review, appeal or rehearing of such decree, judgment or action which the Company determines to be appropriate.  No Determination of Taxability described above will result from the inclusion of interest on any 2005 Series A Bond in the computation of minimum or indirect taxes.  All of the 2005 Series A Bonds shall be redeemed upon a Determination of Taxability as described above unless, in the opinion of Bond Counsel, redemption of a portion of the 2005 Series A Bonds of one or more series or one or more maturities would have the result that interest payable on the remaining 2005 Series A Bonds outstanding after the redemption would not be so included in any such gross income.

In the event any of the Issuer, the Company or the Trustee has been put on notice or becomes aware of the existence or pendency of any inquiry, audit or other proceedings relating to the 2005 Series A Bonds being conducted by the Internal Revenue Service, the party so put on notice shall give immediate written notice to the other parties of such matters.

Promptly upon learning of the occurrence of a Determination of Taxability (whether or not the same is being contested), or any of the events described in this Section, the Company shall give notice thereof to the Trustee and the Issuer.

In the case of the mandatory obligation of Company to prepay the Loan or any part thereof after the occurrence of a Determination of Taxability, Company shall be obligated to prepay such Loan or such part thereof not later than 180 days after any such final determination as specified in this Section hereof and to provide to Trustee for deposit in the Bond Fund an amount sufficient, together with other funds deposited with the Trustee and available for such purpose, to redeem such 2005 Series A Bonds at the price of 100% of the principal amount thereof in accordance with Section 5.1 hereof plus interest accrued and to accrue to the date of redemption of the 2005 Series A Bonds and to pay all reasonable and necessary fees and expenses of Trustee and any paying agents and all other liabilities of Company accrued and to accrue hereunder to the date of redemption of the 2005 Series A Bonds.

Section 10.4.          Notice of Prepayment; Redemption Procedures.  It is understood and agreed by the parties hereto that in order to exercise an option granted in, or to consummate a mandatory prepayment required by, this Article, Company shall give written notice to Issuer and Trustee which notice shall (i) contain the agreement of Company to deposit moneys in the Bond Fund on or before the redemption date in an amount sufficient to redeem a principal amount of the 2005 Series A Bonds equal to the amount of the prepayment, including, in the case of a prepayment under Section 10.2 hereof, any applicable redemption premium in respect of such 2005 Series A Bonds, and any other amounts required under this Agreement and (ii) specify the prepayment date (which must be a Business Day and which shall also be the redemption date), which date shall not be less than 30 days (45 days if the 2005 Series A Bonds are bearing interest at the Semi-annual, Annual or Long Term Rate or in all cases such shorter period as may be acceptable to the Trustee) nor more than 90 days from the date the notice is mailed by Company to Issuer and Trustee.

Section 10.5.          Relative Position of this Article and Indenture.  The rights and options granted to Company in this Article, except the option granted to Company pursuant to Section 10.2 to prepay less than all of the Loan payments, shall be and remain prior and superior to the Indenture and may be exercised whether or not Company is otherwise in default hereunder; provided that such default will not result in nonfulfillment of any condition to the exercise of any such right or option.

Section 10.6.          Concurrent Discharge of First Mortgage Bonds.  Prior to the Release Date, in the event any of the 2005 Series A Bonds shall be paid and discharged pursuant to any provisions of this Agreement, so that same are not thereafter Outstanding, as the term “Outstanding” is defined in the Indenture, a like principal amount of First Mortgage Bonds shall be deemed fully paid and the obligations of Company thereunder terminated.  Thereupon, Trustee shall deliver to First Mortgage Trustee such like principal amount of First Mortgage Bonds for cancellation pursuant to Section 2.13 of the Indenture.

ARTICLE XI

MISCELLANEOUS

Section 11.1.          Term of Agreement.  This Agreement shall remain in full force and effect from the date hereof to and including the later of February 1, 2035, or until such earlier or later time as all of the 2005 Series A Bonds shall have been fully paid (or provision made for such payment pursuant to the Indenture), whichever shall be later; provided, however, that this Agreement may be cancelled and terminated prior to said date if Company shall prepay all of the Loan pursuant to ARTICLE X hereof; and provided further, however, that all obligations of Company under ARTICLE V and Section 8.1 hereof (a) to pay the agreed fees and expenses of Trustee, the Tender Agent, the Bond Registrar and any Paying Agent and (b) to pay any amount required by Section 5.5 hereof shall continue in effect even though 2005 Series A Bonds may no longer be outstanding and this Agreement may otherwise be terminated.  All representations and certifications by Company as to all matters affecting the tax-exempt status of interest on the 2005 Series A Bonds shall be for the equal and ratable benefit, protection and security of the holders of any and all of the 2005 Series A Bonds and shall survive the termination of this Agreement and all obligations of Company contained herein relating to indemnification of Issuer, Trustee, Bond Registrar, Authenticating Agent, Tender Agent and any Paying Agent shall survive the termination of this Agreement.

Section 11.2.          Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows:

If to Issuer, at 527 West Jefferson Street, Louisville, Kentucky 40202, Attention: Mayor;

If to Company, at its corporate headquarters, 220 West Main Street, Louisville, Kentucky 40202, Attention: Treasurer, and

If to Trustee, at 60 Wall Street, 27th Floor, Mailstop NYC60-2715, New York, New York 10005, Attn: Corporate Trust & Agency Services (Municipal Group).

If to Bond Insurer, at at One State Street Plaza, New York, New York 10004.

If to Paying Agent, Remarketing Agents, Auction Agent, Market Agent or Tender Agent, at such addresses for notices as are set forth in the Indenture.

A duplicate copy of each notice, certificate or other communication given hereunder by either Issuer or Company to the other shall also be given to Trustee.  Issuer, Company and Trustee may by notice given hereunder designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 11.3.          Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon Issuer, Company and their respective successors and assigns, subject, however, to the limitations contained in Section 7.2, Section 8.1 and Section 8.3 hereof.

Section 11.4.          Severability.  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 11.5.          Amounts Remaining in Bond Fund, Rebate Fund and Prior Bond Fund.  It is agreed by the parties hereto that any amounts remaining in the Bond Fund upon expiration or sooner termination of the term of this Agreement, as provided in this Agreement, after payment in full of the 2005 Series A Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the reasonable and necessary fees and expenses of Trustee (including reasonable attorneys fees and expenses) and any Paying Agent in accordance with the Indenture and the payment in full of all other amounts required to be paid under this Agreement or the Indenture, shall belong to and be paid to Company by Trustee.  Any amounts remaining in the Rebate Fund at such time shall be held, applied and disbursed strictly and only in accordance with the provisions of Section 6.06 of the Indenture.  Following the payment and discharge of the Refunded 1995 Series A Bonds on their redemption date and the making of provision for payment of the Refunded 1995 Series A Bonds not presented for payment, any remaining moneys in the Prior Bond Fund shall belong to and be paid to Company by the Prior Trustee.

Section 11.6.          Amendments, Changes and Modifications.  Subsequent to the issuance of the 2005 Series A Bonds and prior to payment in full of all 2005 Series A Bonds (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), except as otherwise provided in this Agreement or in the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated, and no provision hereof waived, without the written consent of Trustee, given in accordance with the Indenture.

Section 11.7.          Execution in Counterparts.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 11.8.          Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

Section 11.9.          Captions.  The captions or headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provisions or sections of this Agreement.

Section 11.10.        No Pecuniary Liability of Issuer.  No provision, covenant or agreement contained in this Agreement or breach thereof shall constitute or give rise to a pecuniary liability of Issuer or a charge upon its general credit or taxing powers.  In making such covenants, agreements or provisions, Issuer has not obligated itself, except with respect to the Project and the application of the revenues of this Agreement, as hereinabove provided.

Section 11.11.        Payments Due on Other Than Business Days.  If the date for making any payment or the last date for performance of any act or the exercise of any right, as provided in this Agreement, shall not be on a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day with the same force and effect as if done on the date provided in this Agreement, and if done on such succeeding Business Day no interest with respect to such payment shall accrue for the period after such nominal date.

Section 11.12.        The Bond Insurer shall be a third party beneficiary of the provisions of this Agreement.

(remainder of page left blank intentionally)

IN WITNESS WHEREOF, Issuer and Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first written.

LOUISVILLE/JEFFERSON COUNTY METRO GOVERNMENT, KENTUCKY

(SEAL)
	By	/s/ JERRY E. ABRAMSON
JERRY E. ABRAMSON
Mayor

ATTEST:	APPROVED AS TO FORM AND LEGALITY:

/s/ Kathleen J. Herron	/s/ James T. Carey
KATHLEEN J. HERRON	JAMES T. CAREY
Metro Council Clerk	Assistant County Attorney

LOUISVILLE GAS AND ELECTRIC COMPANY

(SEAL)
	By	/s/ Daniel K. Arbough
DANIEL K. ARBOUGH
Treasurer

ATTEST:

/s/ John R. McCall
JOHN R. McCALL Secretary

COMMONWEALTH OF KENTUCKY	)
) SS
COUNTY OF JEFFERSON	)

I, the undersigned Notary Public in and for the State and County aforesaid, do hereby certify that on the 11th day of April, 2005, the foregoing instrument was produced to me in said County by Jerry E. Abramson and Kathleen J. Herron, personally known to me and personally known by me to be the Mayor and Clerk of Metro Council, respectively, of the LOUISVILLE/JEFFERSON COUNTY METRO GOVERNMENT, KENTUCKY, and acknowledged before me by them and each of them to be their free act and deed as Mayor and Clerk of Metro Council of such County, and the act and deed of said Louisville/Jefferson County Metro Government, Kentucky as authorized by an Ordinance of the Metro Council of such Louisville/Jefferson County Metro Government, Kentucky.

Witness my hand and seal this 11th day of April, 2005, My commission expires 3-25-08. (SEAL)

/s/ Marsha F. Martin
Notary Public State at Large, Kentucky

COMMONWEALTH OF KENTUCKY	)
) SS
COUNTY OF JEFFERSON	)

I, the undersigned Notary Public in and for the State and County aforesaid, do hereby certify that on the 1st day of April, 2005, the foregoing instrument was produced to me in said County by Daniel K. Arbough and John R. McCall, personally known to me and personally known by me to be the Treasurer and the Secretary respectively, of LOUISVILLE GAS AND ELECTRIC COMPANY, a corporation incorporated under the laws of the Commonwealth of Kentucky, who being by me duly sworn, did say that the seal affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said respective persons acknowledged before me said instrument to be the free act and deed of said corporation and to be their free act and deed as such officers of such corporation.

Witness my hand and seal this 1st day of April, 2005. My commission expires Jan. 22, 2009.

(SEAL)

/s/ Kathy L Wilson
Notary Public State at Large, Kentucky

KATHY L WILSON
Notary Public, State at Large, KY
My Commission Expires: January 22, 2009

This Instrument Prepared by the
Undersigned, Attorney at Law of

Harper, Ferguson & Davis

(Division of Ogden Newell & Welch PLLC)

500 West Jefferson Street, 17th Floor

Louisville, Kentucky 40202

/s/ Spencer E. Harper, JR.
SPENCER E. HARPER, JR.

EXHIBIT A

DESCRIPTION OF PROJECT

EXHIBIT NO. 1

Description of Air Pollution Control Facilities

to be Acquired and Constructed by Application of the

Proceeds of $55,000,000 “County of Jefferson, Kentucky,

Pollution Control Revenue Bonds, 1985 Series A

(Louisville Gas and Electric Company Project)”

MILL CREEK AND CANE RUN GENERATING STATIONS

The Project will consist of the acquisition, construction and installation of air pollution control and abatement facilities consisting of major constructions, reconstructions and modifications to the existing sulphur dioxide removal systems serving Generating Units 1, 2, 3 and 4 of the Mill Creek Generating Station and Generating Units 4, 5 and 6 of the Cane Run Generating Station of Louisville Gas and Electric Company, all of the foregoing being situated in Jefferson County, Kentucky. The Project will include new chemical processes and major modification and reconstruction of the existing sulphur dioxide removal facilities to upgrade such facilities to an operational level consistent with applicable air pollution control standards, so that upon completion of the Project, the sulphur dioxide removal systems as modified will be capable of removing 90% of airborne sulphur dioxide created by combustion of coal in the related generating units.  The sulphur dioxide removal systems will cause interaction and chemical change of the sulphur dioxide gases exiting the coal-fired steam generating units by forcing contact of such gases with reactant liquids, thereby transforming the sulphur dioxide to an inert byproduct and preventing the emission of sulphur dioxide gases into the environment.

The Project has been designed for Louisville Gas and Electric Company by Burns & McDonnell, Engineers, Architects and Consultants of Kansas City, Missouri.